Immunic to Present Additional Phase 2 CALLIPER Trial Data for Vidofludimus Calcium at the CMSC Annual Meeting 2026, Reinforcing Its Potential in Progressive Multiple Sclerosis

– Late-Breaking Poster Introduces New Unified Statistical Analyses for Assessing Confirmed Disability Changes for Trials in Progressive Multiple Sclerosis –

– Additional CALLIPER Data Further Highlight Vidofludimus Calcium’s Favorable Safety and Tolerability Profile; Patient-Reported Outcomes Assessments Show No Negative Impact on Mood –

NEW YORK, May 28, 2026 – Immunic, Inc. (Nasdaq: IMUX), a late-stage biotechnology company pioneering the development of novel oral therapies for neurologic diseases, today announced the presentation of one late-breaking and two additional posters highlighting additional data from its phase 2 CALLIPER trial evaluating lead asset, nuclear receptor-related 1 (Nurr1) activator, vidofludimus calcium (IMU-838) in patients with progressive multiple sclerosis (PMS) at the 2026 Consortium of Multiple Sclerosis Centers (CMSC) Annual Meeting, taking place May 27-29, 2026 in Charlotte, NC. All poster presentations will be accessible on the "Events and Presentations" section of Immunic's website at: https://ir.imux.com/events-and-presentations. Additionally, Immunic team members will be available throughout the meeting at booth #307.

“We believe the new data presented in these three posters at the prestigious CMSC Annual Meeting continues to demonstrate a consistent and differentiated profile for vidofludimus calcium in multiple sclerosis (MS),” stated Daniel Vitt, Ph.D., Chief Executive Officer of Immunic. “The late-breaking analysis is particularly interesting, as it introduces a new and potentially more comprehensive way to measure overall disability change by capturing both slowing of progression and improvement of disease. Together with supportive safety, tolerability and patient-reported data, these findings further strengthen our confidence in the potential of vidofludimus calcium to address key drivers of MS disease progression.”

“These post-hoc analyses from the phase 2 CALLIPER trial provide valuable insights as to the effects of vidofludimus calcium in patients with progressive MS,” added Michael A. Panzara, M.D., M.P.H., Chief Medical Officer of Immunic. “Whereas disability in MS is commonly measured by 3- or 6-months confirmed disability worsening, our late-breaking poster presents a novel approach capturing both worsening and improvement on treatment, allowing for a more comprehensive assessment of well-being. In applying these assessments, we observed favorable effects of vidofludimus calcium versus placebo. These data, combined with a safety and tolerability profile that appears favorable, supports the continued development of vidofludimus calcium for progressive MS.”

Late-Breaking Poster Presentation Details:

•	Poster Title: Novel Unified Statistical Analyses for Confirmed Disability Changes in Multiple Sclerosis for Capturing Possible Neuroprotective Effects
•	Presenting Author: James Myles, Global Head of Biostatistics at Immunic
•	Abstract ID: 11244
•	Poster Board Label: LBA14
•	Session Date: Thursday, May 28, 2026
•	Session Time: 5:00-7:00 pm ET
•	Location: Exhibit Hall

This late-breaking poster introduces a novel unified endpoint, Confirmed Disability Change (CDC), designed to capture both confirmed disability worsening (CDW) and confirmed disability improvement (CDI) within a single statistical framework. Three complementary statistical approaches, including ordinal categorical analysis, time-to-event modeling and Markov state change modeling, were applied post-hoc to data from the phase 2 CALLIPER trial in PMS. Across these models, results consistently favored vidofludimus calcium over placebo.

These findings suggest that the CDC approach may provide a more complete view of disability trajectories in PMS than conventional one-direction analyses, particularly for evaluating possible neuroprotective effects. Broader adoption of such an integrated endpoint may improve statistical power in future clinical trials and help better capture treatment benefits for patients with PMS.

Poster Presentation Details:

•	Poster Title: Effect of Vidofludimus Calcium, a Direct Nurr1 Activator and Selective DHODH Inhibitor, on Patient-Reported Outcomes (PRO) in Progressive MS: Data from Phase 2 CALLIPER Trial
•	Presenting Author: Julie Korich, Ph.D., Senior Medical Director, Medical Affairs at Immunic
•	Abstract ID: 10843
•	Poster Board Label: DMT10
•	Session Date: Thursday, May 28, 2026
•	Session Time: 5:00-7:00 pm ET
•	Location: Exhibit Hall B

This poster presents patient-reported outcomes from the phase 2 CALLIPER trial of vidofludimus calcium in PMS, including measures of severity of depressive thoughts (Patient Health Questionnaire-9, PHQ-9) and overall treatment satisfaction (Treatment Satisfaction Questionnaire for Medication), collected over the treatment period of up to 120 weeks.

Analyses using a mixed model repeated measures (MMRM) approach showed that changes in PHQ-9 scores were similar between vidofludimus calcium and placebo across all assessed timepoints, including weeks 48, 72 and 120. At week 48, PHQ-9 scores numerically improved in both groups (vidofludimus calcium: -0.786 vs. placebo: -0.347), with a similar pattern observed at week 72 (vidofludimus calcium:
-0.568 vs. placebo: -0.609) and week 120 (vidofludimus calcium: -1.777 vs. placebo: -0.525). There was no indication of worsening depressive or suicidal thoughts with vidofludimus calcium (n=235) as compared to placebo (n=232) through 120 weeks.

Patient-reported treatment effectiveness numerically favored vidofludimus calcium over placebo, particularly in perceived effectiveness at both week 48 (77.51 vs. 72.88) and week 120 (84.69 vs. 79.20), while side effect burden remained comparable between the treatment groups at both timepoints (97.65 vs. 97.70 at week 48 and 99.44 vs. 99.36 at week 120). Although exploratory in nature, these findings support a favorable patient-reported profile for vidofludimus calcium over two years.

Presentation Details:

•	Poster Title: Safety and Tolerability of Vidofludimus Calcium, a Direct Nurr1 Activator and Selective DHODH Inhibitor: Data from Phase 2 CALLIPER Trial
•	Presenting Author: Alex Lublin, Ph.D., Senior Medical Director, Medical Affairs at Immunic
•	Abstract ID: 10995
•	Poster Board Label: DMT11
•	Session Date: Thursday, May 28, 2026
•	Session Time: 5:00-7:00 pm ET
•	Location: Exhibit Hall B

This poster provides an overview of safety and tolerability data from the phase 2 CALLIPER trial of vidofludimus calcium in PMS, based on 467 patients treated for up to 120 weeks.

The overall incidence of treatment-emergent adverse events (TEAEs) was comparable between vidofludimus calcium (69.4%) and placebo (68.5%). The most commonly reported events, including urinary tract infection, headache and back pain, occurred at similar or lower rates in the vidofludimus calcium arm compared to placebo. TEAEs leading to discontinuation were identical at 2.6% in both groups. Liver-related TEAEs were uncommon and similar between vidofludimus calcium and placebo (5.2% vs. 5.5%), with no cases meeting Hy’s law criteria. Serious adverse events were observed at low and comparable rates between groups (8.1% vs. 6.5%). Rates of infections and infestations as well as renal or urinary events were also similar between groups.

The collective data set shows a similar overall adverse events profile between vidofludimus calcium and placebo. These results are consistent with previous clinical experience and support the favorable safety and tolerability profile of vidofludimus calcium in patients with PMS.

About Vidofludimus Calcium (IMU-838)

Vidofludimus calcium is an orally administered investigational small molecule drug, currently in late-stage clinical trials for multiple sclerosis (MS). Vidofludimus calcium has a unique mode of action designed to combine neuroprotective, anti-inflammatory and anti-viral effects to address key biological drivers of MS. As a selective immune modulator, it activates the neuroprotective transcription factor nuclear receptor-related 1 (Nurr1), which has been associated with direct and indirect neuroprotective effects. Additionally, vidofludimus calcium is a highly selective inhibitor of the enzyme dihydroorotate dehydrogenase (DHODH), which has been associated with anti-inflammatory and anti-viral effects. Vidofludimus calcium is currently being evaluated in the phase 3 ENSURE trials for the treatment of relapsing MS. In the phase 2 EMPhASIS trial, it showed therapeutic activity in relapsing-remitting MS patients, significantly reducing brain lesions and demonstrating encouraging results in reducing confirmed disability worsening. In the phase 2 CALLIPER trial in progressive MS patients, vidofludimus calcium showed promising clinical signals, including reductions in confirmed disability progression and statistically significant confirmed disability improvement. To date, more than 3,400 individuals have been exposed to vidofludimus calcium and it has shown a favorable pharmacokinetic, safety and tolerability profile. Vidofludimus calcium is not yet licensed or approved in any country and its efficacy, safety and tolerability are still being evaluated in ongoing clinical trials.

About Immunic, Inc.

Immunic, Inc. (Nasdaq: IMUX) is a late-stage biotechnology company pioneering the development of novel oral therapies for neurologic diseases. The company’s lead development program, vidofludimus calcium (IMU-838), is currently in phase 3 clinical trials for the treatment of relapsing multiple sclerosis, for which top-line data is expected to be available by the end of 2026. It has already shown therapeutic activity in phase 2 clinical trials in relapsing-remitting multiple sclerosis, progressive multiple sclerosis and other diseases. Vidofludimus calcium combines neuroprotective effects, through its mechanism as a first-in-class nuclear receptor-related 1 (Nurr1) activator, with additional anti-inflammatory and anti-viral effects, by selectively inhibiting the enzyme dihydroorotate dehydrogenase (DHODH). The company’s development pipeline also includes earlier-stage programs, including IMU-856 and IMU-381, aimed at building a broader therapeutics platform addressing neurodegenerative, chronic inflammatory, and autoimmune-related diseases. For further information, please visit: www.imux.com.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations, future financial position, future revenue, projected expenses, sufficiency of cash and cash runway, expected timing, development and results of clinical trials, prospects, plans and objectives of management are forward-looking statements. Examples of such statements include, but are not limited to, statements relating to Immunic's development programs and the targeted diseases; the potential for vidofludimus calcium to safely and effectively target diseases; preclinical and clinical data for vidofludimus calcium; the feasibility of advancing vidofludimus calcium to a confirmatory phase 3 clinical trial in progressive multiple sclerosis; the timing of current and future clinical trials, anticipated clinical milestones and regulatory approvals; the nature, strategy and focus of the company and further updates with respect thereto; and the development and commercial potential of any product candidates of the company. Immunic may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in the forward-looking statements and you should not place undue reliance on these forward-looking statements. Such statements are based on management’s current expectations and involve substantial risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, increasing inflation, tariffs and macroeconomic trends, impacts of the Ukraine – Russia conflict and the conflict in the Middle East on planned and ongoing clinical trials, risks and uncertainties associated with the ability to project future cash utilization and reserves needed for contingent future liabilities and business operations, the availability of sufficient financial and other resources to meet business objectives and operational requirements, the fact that the results of earlier preclinical studies and clinical trials may not be predictive of future clinical trial results, any changes to the size of the target markets for the company’s products or product candidates, the protection and market exclusivity provided by Immunic’s intellectual property, risks related to the drug development and the regulatory approval process and the impact of competitive products and technological changes. A further list and descriptions of these risks, uncertainties and other factors can be found in the section captioned “Risk Factors,” in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on February 26, 2026, and in the company’s subsequent filings with the SEC. Copies of these filings are available online at www.sec.gov or ir.imux.com/sec-filings. Any forward-looking statement made in this release speaks only as of the date of this release. Immunic disclaims any intent or obligation to update these forward-looking statements to reflect events or circumstances that exist after the date on which they were made. Immunic expressly disclaims all liability in respect to actions taken or not taken based on any or all of the contents of this press release.

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jessica.breu@imux.com

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